                                                                    Exhibit 99.1

                                                RELEASE DATE: JANUARY 22, 2007

FOR IMMEDIATE RELEASE

                          DEL GLOBAL TECHNOLOGIES CORP.
                         ADOPTS SHAREHOLDER RIGHTS PLAN

      FRANKLIN  PARK,  IL,  January  22, 2007 -- DEL GLOBAL  TECHNOLOGIES  CORP.
(DGTC)  ("Del  Global"  or "the  Company")  today  announced  that its  Board of
Directors  has adopted a shareholder  rights plan that is primarily  designed to protect  the  Company's  net  operating  loss  carryforwards  ("NOLs")  for  tax purposes.  NOLs are past losses that a corporation can use to reduce its current or  future  taxable  income.  The  Company's  ability  to use the NOLs  could be substantially  reduced if the  Company  experiences  an  "ownership  change," as defined under Section 382 of the Internal Revenue Code (the "Code").

      "After  careful  consideration,  the  Company's  Board  of  Directors  has determined  that  it is in the  best  interests  of the  Company  and all of its stockholders  to adopt the rights  plan at this  time,"  said  James A.  Risher,
President  and Chief  Executive  Officer of the  Company.  "NOLs have  become an increasingly  valuable  asset to the Company and its  stockholders,  and we hope that the rights plan will help safeguard the  availability  of this asset to the
Company. However, while the rights plan has been designed to protect the NOLs to the extent possible, it cannot ensure the protection of the NOLs."

      The rights plan is  designed to deter any person or group from  becoming a
4.99 percent or greater  beneficial  owner of the Company's  Common  Stock.  The rights plan also discourages, with certain exceptions,  existing 4.99 percent or greater  beneficial owners from acquiring any additional shares of Common Stock.
Section 382 generally  restricts the use of NOLs after an "ownership  change" to an annual  amount equal to the value of the company  (generally  measured by the value of its outstanding stock) multiplied by the long-term  tax-exempt rate. An
"ownership  change" is  generally a more than 50  percentage  point  increase in stock ownership,  during a moving 3-year testing period,  by "5%  shareholders".
The  percentage  of stock  owned is  calculated  by dividing a person or group's share ownership over the total stock  outstanding.  The terms of the rights plan permit the Board of Directors, in its discretion, to determine that a particular person's  beneficial  ownership of 4.99% or more of the  Company's  Common Stock will not jeopardize or endanger the Company's  NOLs, and to exempt such person's ownership of shares from triggering the rights plan.

      As part of the  adoption  of the  rights  plan,  the  Company's  Board  of
Directors  declared a dividend of one right for each share of Common  Stock held of record as of the close of business on February 2, 2007 payable on February 2,
2007.  The  rights  may cause  substantial  dilution  to a person or group  that attempts to acquire  4.99  percent or greater of the  Company's  Common Stock on terms not  approved by the Board of  Directors.  Acquisitions  of the  Company's
Common Stock that would otherwise trigger the rights under the terms of the plan are  permitted  where the entire Board of  Directors  has  determined,  prior to consummation,  that the  transaction is fair to and in the best interests of the
Company's  stockholders.  In addition, the Board of Directors may redeem all but not less than all of the rights,  in its  discretion,  at a redemption  price of
$0.01 per right at any time until the close of  business on the later of (i) the
"distribution  date"  under  the  terms  of the  rights  plan  and  (ii)  "share acquisition date" under the terms of the rights plan.

                                      B-3

      Additional  information  regarding  the rights  plan and the common  stock purchase  rights are or will be contained in a Current Report on Form 8-K and in a  Registration  Statement  on Form 8-A that the  Company  has  filed or will be filing with the Securities and Exchange  Commission  (the "SEC").  These filings will be available on the SEC's web site at WWW.SEC.GOV. In addition, the Company will mail, as soon as  practicable,  a "Summary of the Rights" to its holders of record on February 2, 2007 which will describe the material  terms of the rights plan.

      Statements  in  this  release  that  express  a  belief,   expectation  or
intention,  as well as those which are not historical fact, are forward looking.
They involve a number of risks and uncertainties, which may cause actual results to differ materially from such forward-looking  statements. For more information about these risks and uncertainties, please refer to the Company's annual report on Form 10-K for the fiscal year ended July 29, 2006, and other filings with the
Securities and Exchange Commission.

ABOUT DEL GLOBAL TECHNOLOGIES

Del Global  Technologies  Corp. is primarily engaged in the design,  manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary  applications  through the Del Medical Systems Group. Through its
U.S.  based Del Medical  Imaging  Corp.  and Milan,  Italy  based Villa  Sistemi
Medicali  S.p.A.  subsidiaries  the Company offers a broad  portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems  to the  global  marketplace.  Through  its RFI  subsidiary,  Del Global manufactures  proprietary  high-voltage  power conversion  subsystems  including electronic filters, high voltage capacitors, pulse modulators,  transformers and reactors,  and a variety of other  products  designed for  industrial,  medical,
military  and  other  commercial   applications.   The  company's  web  site  is
WWW.DELGLOBAL.COM.

DEL GLOBAL TECHNOLOGIES CORP.:            MEDIA RELATIONS:
James A. Risher                           M. Thomas Boon
Chief Executive Officer                   VP Global Sales and
Marketing                                 (847) 288-7023
(847) 288-7065

Mark A. Zorko
Chief Financial Officer
(847) 288-7003

THE EQUITY GROUP INC.
Devin Sullivan
Senior Vice President
(212) 836-9608